Exhibit 10.8

                                  IDACORP, Inc.
                               Idaho Power Company
        Compensation for Non-Employee Directors of the Board of Directors


                      IDACORP, INC. AND IDAHO POWER COMPANY
                      DESCRIPTION OF DIRECTOR COMPENSATION

     During 2005, each Director who is not an employee of IDACORP, Inc. ("IDACORP") or Idaho Power Company ("IPC") will receive $1,250 for each Board meeting and for each committee meeting attended. Non-employee Directors who are Chairmen of Board committees receive monthly retainers in excess of other non-employee Directors. The Chairman of the Audit Committee will receive $3,125 per month, the Chairman of the Compensation Committee will receive $2,916 per month, and the Chairman of the Corporate Governance Committee will receive $2,583 per month; other non-employee Directors will receive $2,083 per month. In addition, each non-employee Director including the non-executive Chairman will receive an annual stock grant under the Directors Stock Compensation Plan of IDACORP common stock equal to approximately $40,000 in February of 2005. Mr. Miller, as non-executive Chairman of the Board of IDACORP and IPC, will receive a monthly retainer of $7,000. Mr. Miller does not receive meeting fees for either Board or Committee meetings. Directors may defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement Directors may elect to receive one lump-sum payment of all amounts deferred with interest (the interest rate is equal to the Moody's Long-term Corporate Bond Yield Average rate, plus three (3) percent), or a series of up to 10 equal annual payments, depending upon the specific deferral arrangement. A special account is maintained on the books showing the amounts deferred and the interest accrued thereon.

     Since each director serves on both the IDACORP and IPC Boards and on the same committees of each Board, the monthly retainer applies to service on both Boards, as do the meeting fees for the Board meetings and for each committee which has a corresponding committee at both companies. The practice generally is that meetings of the IDACORP and IPC Boards and the corresponding committees are held in conjunction with each other and a single meeting fee is paid to each director for each set of meetings. Separate meeting fees will be paid in the event a Board or committee meeting is not held in conjunction with a meeting of the corresponding Board or committee.



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                           DIRECTOR COMPENSATION TABLE

                          Annual Cash   Annual Stock   Meeting Fees
                          -----------   ------------   ------------
                          Retainer      Retainer (1)   Board/Committee
                          --------      ------------   ---------------

Chairman of the Board     $84,000       $40,000        N/A

Director, Non-Chair       $25,000       $40,000        $1,250/ $1,250

Annual Chair Retainer
                   Audit  $37,500       $40,000        $1,250/ $1,250
            Compensation  $35,000       $40,000        $1,250/ $1,250
              Governance  $31,000       $40,000        $1,250/ $1,250






(1) The number of shares will be determined based on (i) for treasury stock the closing price of the IDACORP Common Stock on the consolidated transaction reporting system on the business day immediately preceding the date of payment, and (ii) for open market purchases, the actual price paid to purchase the shares.


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